Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of palmOne, Inc. on Form S-3 (File No 333-84738) and on Form S-8 (File No’s 333-34370, 333-40910, 333-47126, 333-56480, 333-72574, 333-72568, 333-75608, 333-100456, 333-109302 and 333-110055), of our report dated July 30, 2004 (which expresses an unqualified opinion and includes an explanatory paragraph regarding the retroactive adjustment of palmOne’s consolidated financial statements to account for PalmSource, Inc. as discontinued operations for all periods presented), appearing in this Annual Report on Form 10-K of palmOne, Inc. for the year ended May 31, 2004.

/s/    DELOITTE & TOUCHE LLP

San Jose, California

July 30, 2004